Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is entered into on March 27, 2025 (the “Effective Date”), by and between XTI Aerospace Inc., a Nevada corporation (“XTI” or the “Company”), 3AM Investments LLC, a California limited liability company (“3AM”), Grafiti Group LLC, a Nevada limited liability company (“Grafiti Group”) and Nadir Ali, an individual resident of the State of California (“Ali” , collectively with the Company, Grafiti Group and 3AM, the “Parties”).

BACKGROUND

A. The Company and 3AM previously entered into that certain Securities Purchase Agreement, dated March 12, 2024 (“Series 9 Purchase Agreement”), pursuant to which 3AM acquired 1,500 shares of Series 9 Preferred Stock (the “Preferred Stock”) of which 1,164.12 shares of Preferred Stock remain issued and outstanding as of the date hereof (the “Outstanding Preferred Stock”).

B. In exchange for the redemption and cancellation of the Outstanding Preferred Stock, upon execution of this Agreement, the Company has agreed to deliver to 3AM, the aggregate amount of $1,251,651.26 (the “Series 9 Redemption Amount”) by wire transfer of immediately available funds for the redemption of the Outstanding Preferred Stock.

C. The Company desires to terminate that certain Consulting Agreement, dated March 12, 2024 by and between the Company and Ali (the “Ali Consulting Agreement”), effective of the Effective Date of this Agreement, and in accordance with the terms of the Ali Consulting Agreement, if the Company terminates such agreement prior to the 15 month anniversary of the effective date of the Ali Consulting Agreement (the “Term”), an aggregate amount of $2,775,000 (the “Ali Advisory Fees”), representing all unpaid amounts payable during the Term shall become immediately due and payable by the Company to Ali.

D. In accordance with Section 2.9 of that certain Equity Purchase Agreement, dated February 16, 2024, by and among the Company, Grafiti LLC, a Nevada limited liability company, and Grafiti Group, as amended (the “Equity Purchase Agreement”), Grafiti Group is required to deliver an aggregate amount of $1,000,000 (”Grafiti Purchase Amount”), with the first installment of such payment representing 50% of the aggregate Grafiti Purchase Amount being payable on March 1, 2025 and the second installment of such payment representing 50% of the aggregate Grafiti Purchase Amount being payable on or about March 1, 2026.

E. Upon the termination of the Ali Consulting Agreement as of the Effective Date, in lieu of payment by the Company of the Ali Advisory Fees, the Company agrees (i) that the Grafiti Purchase Amount shall be deemed to be satisfied in full and no further amounts shall be payable to the Company by Grafiti Group or any of its affiliated parties pursuant to the Equity Purchase Agreement; (ii) to deliver a cash amount of $60,000 (the “Outstanding Amount”) to Ali by wire transfer of immediately available funds; and (iii) to deliver $1,500,000 (“Deferred Amount”) by wire transfer of immediately available funds in three equal installments of $500,000 each on June 30, 2025, September 30, 2025 and December 30, 2025 (the “Deferred Amount Installment Dates”); and the Parties agree that upon payment of the Outstanding Amount and the Deferred Amount in accordance with the terms of this Agreement, the Ali Advisory Fees shall be deemed to be satisfied in full and no further amounts shall be payable by the Company to Ali or his affiliated parties pursuant to the Ali Consulting Agreement.

F. As of the date of this Agreement, an aggregate amount of $803,260.65 (“Bonus Plan Payment”) remains payable to the recipients of bonuses payable pursuant to that certain Transaction Bonus Plan, adopted on July 24, 2023 and as amended (“Bonus Plan”), and an aggregate amount of $303,372.87 (the “Loundermon Advisory Fee”), together with the Bonus Plan Payment, the “Former Management Payments”) is payable to Wendy Loundermon (“Loundermon”) pursuant to that certain Consulting Agreement, dated March 12, 2024, by and between the Company and Loundermon (the “Loundermon Consulting Agreement”).

NOW THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Preferred Stock Redemption. On the Effective Date, the Company will deliver the Series 9 Redemption Amount, by wire transfer of immediately available funds to an account designated in writing by Ali, for the redemption of the Outstanding Preferred Stock. Following Ali’s receipt of the Series 9 Redemption Amount, Ali shall no longer hold any shares of Preferred Stock, and shall cooperate with any reasonable request by the Company to execute any document evidencing the transfer of the Outstanding Preferred Stock back to the Company.

2. Termination of Ali Consulting Agreement. Effective as of the Effective Date, the Ali Consulting Agreement is hereby terminated and in lieu of the Ali Advisory Fees payable upon such termination, the Company agrees (i) that the Grafiti Purchase Amount shall be deemed to be satisfied in full and no further amounts shall be payable to the Company by Grafiti Group or any of its affiliated parties pursuant to the Equity Purchase Agreement; (ii) to deliver the Outstanding Amount to Ali by wire transfer of immediately available funds; and (iii) to deliver the Deferred Amount by wire transfer of immediately available funds in three equal installments of $500,000 (“Installment Amounts”) on each on the Deferred Amount Installment Dates. Any Installment Amount that is not paid by the applicable due dates will be subject to interest at a rate of 18% per annum. Upon payment of the Outstanding Amount and the Deferred Amount in accordance with the terms of this Agreement, the Ali Advisory Fees shall be deemed to be satisfied in full and no further amounts shall be payable by the Company to Ali or his affiliated parties pursuant to the Ali Consulting Agreement.

3. Former Management Payments. The Company agrees to pay the Former Management Payments on the earlier of (a) the closing date of the Company’s next financing transaction and (b) thirty (30) days following the Effective Date of this Agreement in accordance with the terms of this Agreement (“Former Management Payout Deadline”). If for any reason the Former Management Payments are not paid by the Former Management Payout Deadline, subject to a ten (10) day cure period, the payment of the Deferred Amount in its entirety shall be accelerated and become immediately due and payable.

4. Completion Date. The date on which XTI has delivered (i) the Series 9 Redemption Amount to Ali by wire transfer of immediately available funds; (ii) the Deferred Amount to Ali by wire transfer of immediately available funds; (iii) the Outstanding Amount to Ali by wire transfer of immediately available funds; (iv) the Former Management Payments to Loundermon and the recipients of the Bonus Plan Payments by wire transfer of immediately available funds, shall be known as the “Completion Date”.

5. Ali Release. As of the Effective Date, Ali, on behalf of himself and his former and current affiliated entities, including 3AM, Grafiti LLC and Grafiti Group, and his and their predecessors, successors, assigns, and his and their respective employees, officers, directors, shareholders, members, partners, trustees, joint venturers, attorneys, agents, and representatives (collectively, the “Ali Parties”), hereby voluntarily, knowingly, and willingly release, forever discharge, and covenant not to sue the Company and each of its former and current subsidiaries, divisions, affiliates, predecessors, successors, assigns, and its and their respective employees, officers, directors, shareholders, members, partners, trustees, joint venturers, attorneys, agents, and representatives (collectively, the “XTI Parties”), from and with respect to any and all claims, demands, causes of action, damages, obligations, liabilities, costs, and expenses of any kind or nature whatsoever (collectively, “Ali Claims”), arising out of any obligations of XTI with respect to the Ali Consulting Agreement, the Series 9 Purchase Agreement and the portion of the Bonus Plan relating to Ali, whether known or unknown, foreseen or unforeseen, that the Ali Parties, or any of them, ever had, now have, or may have against the XTI Parties, or any of them, from the beginning of time through and including the Completion Date (the “Ali Release”). This Ali Release covers both Ali Claims that Ali knows about and those that Ali may not know about with respect to the Ali Consulting Agreement, the Series 9 Purchase Agreement and the portion of the Bonus Plan relating to Ali. Notwithstanding the foregoing, nothing contained herein shall be construed to alter, limit, or release any Ali Claims arising from obligations of the Company to any of the Ali Parties that are expressly set forth in this Agreement.

6. XTI Release. As of the Effective Date, XTI, on behalf of itself, its predecessors, successors, assigns, and its and their respective employees, officers, directors, shareholders, members, partners, trustees, joint venturers, attorneys, agents, and representatives (collectively, the “XTI Parties”), hereby voluntarily, knowingly, and willingly release, forever discharge, and covenant not to sue the Ali Parties , from and with respect to any and all claims, demands, causes of action, damages, obligations, liabilities, costs, and expenses of any kind or nature whatsoever (collectively, “XTI Claims”), arising out of any obligations of the Ali Parties with respect to any obligation of the Ali Parties in connection with the payment of the purchase price as set forth in the Equity Purchase Agreement, the Ali Consulting Agreement, the Series 9 Purchase Agreement and the portion of the Bonus Plan relating to Ali, whether known or unknown, foreseen or unforeseen, that the Ali Parties, or any of them, ever had, now have, or may have against the XTI Parties, or any of them, from the beginning of time through and including the Completion Date (the “XTI Release”). This XTI Release covers both XTI Claims that XTI knows about and those that XTI may not know about with respect to any obligation of the Ali Parties in connection with the payment of the purchase price as set forth in the Equity Purchase Agreement, the Ali Consulting Agreement, the Series 9 Purchase Agreement and the portion of the Bonus Plan relating to Ali. Notwithstanding the foregoing, nothing contained herein shall be construed to alter, limit, or release any XTI Claims arising from obligations of Ali, 3AM and Grafiti Group to any of the XTI Parties that are expressly set forth in this Agreement.

7. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8. Entire Agreement. This Agreement contains the entire agreement between the Parties with regard to the matters set forth herein and supersedes any prior consents or agreements regarding the allocation of financing proceeds for the payment of any obligations of the Company described in this Agreement, and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each Party.

9. Governing Law; Venue; Waiver of Trial by Jury. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed by and construed under the laws of the State of Nevada, as applied to agreements among Nevada residents entered into and to be performed entirely within Nevada without regard to the conflict of law provisions of such jurisdiction; EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM, OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Amendments. This Agreement may be amended or modified only by a written instrument signed by the Parties.

Signatures Appear on the Following Page

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

XTI Aerospace, Inc.

By:	/s/ Scott Pomeroy
Name:	Scott Pomeroy
Title:	Chief Executive Officer

3AM Investments, LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Member

Grafiti Group LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Managing Member

Nadir Ali

/s/ Nadir Ali

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